Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet
Chief Financial Officer	General Inquiries
(248) 358-1171	(312) 640-6672
invrelations@npte.com	lloyet@frbir.com
FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 10, 2007
NORTH POINTE HOLDINGS CORPORATION REPORTS
SECOND QUARTER 2007 RESULTS
Second Quarter Highlights:
•	Gross premiums written of $23.1 million versus $22.2 million in 2006.

•	Net premiums earned of $21.4 million versus $21.2 million in 2006.

•	Loss ratio of 43.8% versus 48.6% in second quarter 2006.

•	Net income per diluted share of $0.25 versus $0.05 in 2006.

•	Cash and total investments of $177.3 million; book value of $10.07 per share.
SOUTHFIELD, MI – August 10, 2007 – North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the second quarter and six months ended June 30, 2007. The Company reported net income of $2.3 million for the second quarter, or $0.25 per diluted share, versus $469,000 or $0.05 per diluted share for the second quarter of 2006. For the six months ended June 30, 2007, net income was $3.7 million, a 74.9 percent increase from $2.1 million in net income during the same period in 2006.
James Petcoff, president and chief executive officer, commented, “Our results for the second quarter were in line with our expectations as the general market softened and pricing pressures continued. Despite these conditions, we are taking advantage of opportunities to expand our share of specialty markets.”
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Gross premiums written for the three months ended June 30, 2007 increased 4.3 percent to $23.1 million compared to $22.2 million in the same quarter of 2006. Gross premiums written increased 8.6 percent to $20.2 million in North Pointe’s commercial lines and decreased 19.2 percent to $2.9 million in the Company’s personal lines in the second quarter of 2007 compared with the prior year period. The increase in commercial business was attributable to expansion efforts within the Company’s RBT (restaurant, bar and tavern), bowling and Florida small business product lines. In the quarter, net premiums written increased 30.2 percent to $19.4 million from $14.9 million due to a reduction in ceded premiums.
Gross premiums written for the first six months of 2007 were $62.0 million, a decrease of 8.6 percent from the $67.8 million reported for the six months ended June 30, 2006. This decrease was primarily attributable to a decrease of $5.7 million in gross premiums written in personal lines due to an intentional reduction in North Pointe’s Floridian exposures. Net premiums earned increased 0.9 percent to $21.4 million in the second quarter of 2007 from $21.2 million in the second quarter of 2006.
Total revenues in the second quarter of 2007 were $24.2 million as compared to $23.4 million in the corresponding period in 2006, an increase of 3.5 percent on higher investment income and capital gains. Total revenues for the six months ended June 30, 2007 increased 4.7 percent to $47.0 million versus $44.9 million for the first six months ended June 30, 2006.
The loss ratio for the recent second quarter was 43.8 percent compared with 48.6 percent for the same period in 2006. The expense ratio for the second quarter was 48.4 percent compared to 53.7 percent in 2006, principally because other underwriting expenses decreased 22.4 percent in the quarter. The Company’s combined ratio for the second quarter was 92.2 percent versus 102.3 percent in the second quarter of 2006.
Acquisition of Capital City Holding Company, Inc.
On July 2, 2007, North Pointe purchased Capital City Holding Company, Inc. The transaction included the purchase of a property and casualty insurance holding company located in South Carolina, as well as its affiliates, Davis-Garvin Holdings, Inc., Capital Excess & Surplus Brokers, Inc., Southeastern Claims Services, Inc., Safeco Products, Inc.. The purchase price for the Capital City entities approximated $41.0 million, financed by $17.0 million in cash and $24.0 million in short-term debt.
Capital City Holding Company, Inc. owns Capital City Insurance Company, a South Carolina property and casualty insurance company that specializes in workers compensation and other commercial specialty coverages for the forestry industry and other “main street” commercial risks. The other Capital City entities offer property and casualty insurance to individuals and small- to- medium sized businesses in the southeastern United States and perform insurance agency and other ancillary services in connection with their insurance activities.
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Rated B++ by A.M. Best, Capital City Insurance Company has a network of 130 independent agents and two affiliates that serve as product distributors. For the fiscal year ended December 31, 2006, Capital City Insurance Company reported approximately $64 million in gross written premiums and over $180 million in total assets.
Petcoff concluded, “Our goal this year is to increase market penetration of our existing lines of business coupled with diversification of add-on coverages supporting our core lines. We anticipate premium growth from Capital City and geographic expansion of our core business. While we have made notable progress in reducing expenses, we expect further improvement. This will increase our operating leverage on the premium growth we anticipate in coming quarters.”
Conference Call Details
The company will host a conference call today, Friday, August 10, 2007, at 9:00 a.m. Eastern Time to discuss second quarter results. Individuals may either access the call by dialing 800-218-0204 or logging on to the company’s website at www.npte.com. Please allow 15 minutes to download the necessary software.
A replay will be available through August 17 by dialing 800-405-2236, passcode 11094192. A replay of the call will also be available on North Pointe’s website at www.npte.com for 90 days following the event.
About North Pointe Holdings Corporation
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; risks associated with achieving the business integration objectives expected with the Capital City acquisition; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal
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governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow...

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North Pointe Holdings Corporation and Subsidiaries
Results of Operations for the Periods Ended
June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in thousands)
Gross premiums written:
Commercial lines	$20,212	$18,559	$39,479	$39,550
Personal lines	2,928	3,623	22,519	28,200

Total gross premiums written	23,140	22,182	61,998	67,750

Net premiums written:
Commercial lines	18,268	14,212	37,538	29,887
Personal lines	1,160	657	18,550	22,138

Total net premiums written	19,428	14,869	56,088	52,025

Revenues:
Net premiums earned:
Commercial lines	16,458	16,245	31,918	31,701
Personal lines	4,948	4,971	9,567	9,706

Total net premiums earned	21,406	21,216	41,485	41,407
Investment income, net	1,832	1,702	3,873	3,000
Net realized capital gains (losses)	245	22	492	(347)
Fees and other income	717	434	1,115	887

Total revenues	24,200	23,374	46,965	44,947

Expenses:
Losses and loss adjustment expenses, net	9,683	10,528	19,544	20,022
Policy acquisition costs	6,064	5,646	12,055	11,293
Other underwriting and operating expenses	4,647	5,985	9,062	9,691
Interest expense	501	462	987	711

Total expenses	20,895	22,621	41,648	41,717

Income before federal income tax expense	3,305	753	5,317	3,230
Federal income tax expense	982	284	1,652	1,134

Net income	$2,323	$469	$3,665	$2,096

Loss ratio:
Commercial lines	54. 4%	50 .4%	56 .2%	42 .3%
Personal lines	14 .9%	47 .0%	16 .9%	68 .0%
Aggregate	43 .8%	48 .6%	45 .9%	47 .3%
Expense ratio	48 .4%	53 .7%	49 .6%	49 .6%
Combined ratio	92 .2%	102 .3%	95 .5%	96 .9%

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North Pointe Holdings Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2007 (Unaudited) and December 31, 2006

	2007	2006
	(Dollars in thousands)
ASSETS
Investments
Debt securities, available for sale, at fair value (amortized cost of $100,609 and $108,911 in 2007 and 2006, respectively)	$98,340	$107,334
Common stocks, at fair value (cost of $9,939 and $9,302 in 2007 and 2006, respectively)	12,322	11,376
Other investment	1,647	1,088

Total investments	112,309	119,798
Cash and cash equivalents	65,006	46,039
Accrued investment income	1,059	1,236
Premiums and agent balances receivable, net	18,403	18,088
Reinsurance recoverables on:
Paid losses	4,417	4,168
Unpaid losses	22,677	33,321
Prepaid reinsurance premiums	6,135	11,881
Deferred policy acquisition costs	10,202	8,848
Deferred federal income taxes, net	5,450	5,061
Federal income tax recoverable	—	523
Fixed assets, net of accumulated depreciation	5,808	5,946
Prepaid expenses and other assets	2,577	2,668

Total assets	$254,043	$257,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$77,228	$89,755
Unearned premiums	53,577	42,320
Debt	23,070	23,131
Federal income tax payable	1,656	1,930
Amounts due to reinsurers	885	—
Accrued expenses and other liabilities	7,235	7,236
Premiums in advance	481	4,970

Total liabilities	164,132	169,342

Commitments and contingent liabilities

Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 8,928,687 and 9,122,687 issued and outstanding in 2007 and 2006, respectively	48,842	50,578
Preferred stock, no par value; 5,000,000 shares authorized; and 0 shares issued and outstanding in 2007 and 2006, respectively	—	—
Retained earnings	40,994	37,329
Accumulated other comprehensive income:
Net unrealized gains on investments, net of deferred federal income tax expense of $39 and $169, respectively	75	328

Total shareholders’ equity	89,911	88,235

Total liabilities and shareholders’ equity	$254,043	$257,577

The accompanying notes are an intergral part of these condensed consolidated financial statements.

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North Pointe Holdings Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
For the Six Months Ended June 30, 2007, and 2006

	2007	2006
	(Dollars in thousands,
	except share data)
Revenues
Direct premiums written	$61,996	$67,746
Assumed premiums written	2	4

Gross premiums written	61,998	67,750
Premiums ceded	(5,910)	(15,725)

Net premiums written	56,088	52,025
Increase in net unearned premiums	(14,603)	(10,618)

Net premiums earned	41,485	41,407
Investment income, net of investment expenses	3,873	3,000
Net realized capital gains (losses)	492	(347)
Other income	1,115	887

Total revenues	46,965	44,947

Expenses
Losses and loss adjustment expenses, net	19,544	20,022
Policy acquisition costs	12,055	11,293
Other underwriting and operating expenses	9,062	9,691
Interest expense	987	711

Total expenses	41,648	41,717

Income before federal income tax expense	5,317	3,230
Federal income tax expense	1,652	1,134

Net income	$3,665	$2,096

Earnings Per Share
Basic	$0 40	$0 23
Diluted	0 40	0 23

Weighted average number of common shares outstanding
Basic	9,112,477	9,114,187
Diluted	9,117,253	9,114,570
The accompanying notes are an intergral part of these condensed consolidated financial statements.